Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is entered into as of the 4th day of August, 2006 (the “Effective Date”), by and between MEDCATH INCORPORATED, a Delaware corporation (“MedCath”), and SSB SOLUTIONS (“Consultant”).
R E C I T A L S
     A. MedCath desires to retain Consultant as a consultant to MedCath;
     B. Consultant is willing to provide Consulting Services (defined below) to MedCath as requested by MedCath and agreed upon by Consultant from time to time; and
     C. The parties desire for Consultant to provide Consulting Services in accordance with the terms and conditions set forth herein;
A G R E E M E N T
     NOW, THEREFORE, in consideration of the foregoing recitals and the promises set forth herein, the parties hereto agree as follows:
1	RETENTION OF CONSULTANT.
     MedCath hereby retains Consultant to provide the Consulting Services and Consultant hereby accepts and agrees to perform such Consulting Services pursuant to the terms and conditions of this Agreement. Consultant shall coordinate the performance of his Consulting Services with MedCath’s Chief Executive Officer (the “CEO”) or other representatives as may be designated by the CEO from time to time. Since a principal owner and an officer of Consultant, Jacque J. Sokolov, M.D. (“Dr. Sokolov”) is also a director of MedCath, the parties acknowledge that any compensation due hereunder is for Consulting Services and not for any services which Dr. Sokolov may provide to MedCath in his capacity as a member of the Board of Directors.
2.	OBLIGATIONS OF CONSULTANT.
     2.1 Consulting Services. Consultant shall perform services based upon the following guidelines (the “Consulting Services”), which may be amended from time to time upon the mutual written consent of MedCath and Consultant:
     (a) Each consulting assignment shall be proposed by the CEO and agreed upon by Consultant at which time the CEO and Consultant shall agree the scope of the assignment, the amount of Consultant’s time needed to complete the work, the completion date, the location or MedCath facility on which the assignment is focused and other relevant information;

     (b) Since Dr. Sokolov is also a member of the Board of Directors of MedCath Corporation, Consultant will inform other individuals or parties involved in each assignment that Dr. Sokolov and Consultant are working in the capacity of an independent consultant, and not in the capacity of a member of the Board of Directors of MedCath Corporation;
     (c) In order to avoid conflicts of interest, Consultant will disclose to the CEO if Consultant or any of its affiliates has or is seeking a business relationship with any third party that might be involved in or be the subject of any of the Consulting Services if MedCath or any of its affiliates is also negotiating or seeking to enter into a relationship with such third party, in which event Consultant shall not perform services under this Agreement for MedCath or its affiliates.
     (d) Consultant will also first disclose to the CEO if Consultant or any of its affiliates desires to provide services to, or to seek a business relationship with, any third party that has a pre-existing relationship or agreement or with MedCath or any of its affiliates. In such an event, only if Consultant obtains CEO’s prior written consent, may Consultant enter into a relationship or agreement with such third party, in which event such consulting relationship shall be solely between Consultant and such third party who shall be responsible for the payment of any fees due to Consultant. Consultant will inform other individuals or parties involved in such arrangements that he is working in the capacity of an independent consultant, and not in the capacity of a member of the Board of Directors of MedCath Corporation. MedCath and its affiliates shall have no liability or responsibility for any consulting work or other relationship between Consultant and any other such third parties.
3	COMPENSATION.
     3.1 Fees. As compensation for the Consulting Services provided under this Agreement, MedCath shall pay Consultant an hourly rate of $575.00 which amount shall be paid for assignments approved hereunder. Consultant shall submit an invoice each month accompanied by documentation which evidences the applicable assignment, the time spent and description of duties performed by Consultant during the month for which compensation is to be paid. All travel time will be at the rate of $282.50 per hour and travel time shall not exceed more than 5 hours for each requested travel segment although most travel segments will be 2 to 4 hours. MedCath shall pay Consultant within thirty (30) days after receipt and reasonable approval of each invoice by the CEO. Such invoices thereafter shall be reviewed by the Audit Committee.
     3.2 Expenses. MedCath shall reimburse Consultant for his direct out-of-pocket expenses reasonably incurred in connection with Consultant’s performance of the Consulting Services, including reasonable travel expenses based upon the travel and reimbursement policies and practices applicable to MedCath’s employees.

     3.3 Income and Employment Taxes. Consultant shall be solely responsible for payments and reporting of all taxes on compensation in whatever form paid hereunder, in accordance with the requirements of applicable law.
4	TERM AND TERMINATION.
     4.1 Term. This Agreement shall continue from month to month until terminated as provided in Section 4.2 below, the term of this Agreement (the “Term”).
     4.2 Termination.
     (a) This Agreement shall be terminated as follows:
     (i) By either party by written notice to the other party of a breach by such party of any material provisions of this Agreement which breach is not cured within 15 days of written notice thereof; or
     (ii) At any time without cause upon thirty (30) days prior written notice to the other party hereto.
     (b) Termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed on or after the date of termination, including but not limited to payment of fees due to Consultant for work performed prior to the effective date of termination.
5	NON-DISCLOSURE, NEW DEVELOPMENTS AND NON-SOLICITATION.
     5.1 Non-Disclosure. The Consultant acknowledges and agrees that the information provided to the Consultant both before and after the Effective Date by MedCath or any of its affiliated hospitals, facilities, clinics, medical practices or any of their officers, directors or investors (individually, an “Affiliate” and collectively, the “Affiliates”) including, without limitation, agreements governing Affiliates, the MedCath business model, the ownership structure of MedCath or any Affiliate, all patient information, the terms of this Agreement, all policies and procedures of MedCath or any of its Affiliates, information relating to the medical, clinical and administrative operations of any MedCath facility, all MedCath financial information, MedCath’s strategic, business and marketing plans, credentialing information, utilization information, all plans and designs for any MedCath facility, terms of any provider agreements, terms of any facility agreements, relationships with vendors, and terms of other agreements to which MedCath is a party, the identity of all investors in MedCath or any of its Affiliates, all records, files, reports and documents pertaining to services rendered by Consultant hereunder shall constitute “Confidential Information” and shall remain the property of MedCath. During the term of this Agreement and at all times thereafter, the Consultant shall not use for his own benefit nor allow to be used for the benefit of any other party, directly or indirectly, any of the Confidential Information and shall keep all such information confidential and shall not disclose it to any other party other than at the direction of MedCath. The Consultant acknowledges that the Confidential Information is unique and proprietary to MedCath and provides a significant competitive advantage to MedCath which would be lost if the Consultant does not fulfill his obligations hereunder. The restrictions of this Section shall not apply to information which (i) is generally available to the public other than as a result of a breach by Consultant of the confidentiality provisions contained herein, (ii) becomes available on a non-confidential basis from a source other than Consultant or MedCath, or (iii) which is required to be disclosed by law or pursuant to court order.
     If Consultant desires to obtain any Confidential Information or any Development (as defined below) and/or to use it or any for any purpose other than for the benefit of MedCath, Consultant shall make a request therefore to the CEO whose written consent may be given or withheld in his discretion.
     5.2 New Developments. Consultant agrees that any and all developments and work product created by Consultant in the course of Consultant’s performance under this Agreement or arising from the performance by Consultant under this Agreement, including but not limited to methods of doing business, transaction structures, terms of agreements, patentable inventions and any material which may be protected by copyright, trademark, service mark, or other intellectual property protection (hereinafter a “Development” or if more than one, the “Developments”) shall be the exclusive property of MedCath, without any obligation of payment to Consultant. Consultant shall not use any such Developments other than for the benefit of MedCath and other than at the MedCath’s written direction.
     5.3 Non-Solicitation of Employees. During the term of this Agreement and for two (2) years after the termination hereof for any reason, without the consent of the other party hereto, neither party shall, and shall not permit its Affiliates to solicit for hire, or to hire, as an employee any individual who was employed by either a party hereto or by one of its Affiliates during the term of this Agreement unless such individual’s employment was first terminated by a party hereto.
     5.4 Remedies. If there is a breach or threatened breach of the provisions of this Section 5 of this Agreement, in addition to other remedies at law or equity, the non-breaching party shall be entitled to injunctive relief. The parties desire and intend that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the law and public policies applied, but the unenforceability or modification of any particular paragraph, subparagraph, sentence, clause, phrase, word, or figure shall not be deemed to render unenforceable the remainder of this Section 5. Should any such paragraph, subparagraph, sentence, clause, phrase, word, or figure be adjudicated to be wholly invalid or unenforceable, a court with applicable authority is hereby authorized to “blue pencil” or modify this Section 5 or any portion hereof so that the balance of this Section 5 shall thereupon be modified in order to render the same valid and enforceable and the unenforceable portion of this Section 5 shall be deemed to have been deleted from this Agreement.
6	ACCESS TO BOOKS AND INFORMATION.
     Consultant shall make this Agreement and the books, documents and records pertaining to Consulting Services provided under this Agreement available to the Secretary of Health and

Human Services, the Comptroller General, or their duly authorized representatives as required by law for four (4) years after the termination of this Agreement.
7	MISCELLANEOUS.
     7.1 No Conflict; Compliance with Laws. Consultant represents that he is not subject to any pre-existing obligation that would conflict with the terms of this Agreement or restrict or prevent Consultant from performing his obligations hereunder. Consultant shall perform his duties under this Agreement in accordance with (a) all applicable federal and state statutes and regulations and (b) all applicable MedCath policies, procedures and directives as may be in effect from time to time.
     7.2 Independent Contractor. It is mutually understood that Consultant will perform his duties and obligations hereunder as an independent contractor and not as a partner, joint venture, or employee of MedCath.
     7.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina without regard to its conflict of laws principles.
     7.4 Severability. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.
     7.5 Entire Agreement and Amendment. This Agreement contains all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof. No other understanding regarding the subject matter of this Agreement shall be deemed to exist or to bind either party. No alteration or modification of this Agreement, including the exhibits attached hereto, shall be valid unless made in writing and executed by each of the parties hereto.
     7.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. Such executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.
     7.7 Assignment; Binding Effect. Consultant shall not assign any rights or delegate any duties under this Agreement without the prior written consent of MedCath. Any unauthorized attempted assignment by Consultant shall be null and void and of no force or effect. MedCath shall have the right to assign any rights or delegate any duties under the Agreement upon written notice to Consultant, to any party controlled by, controlling, or under common ownership with MedCath. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and representatives. Any assignment permitted under this Section shall have no effect on the terms of this Agreement, including Section 3, unless expressly agreed in a written amendment to this Agreement.
     7.8 Notices. Any notices or written communications to be given hereunder by either party to the other shall be deemed to be received by the intended recipient (a) when delivered personally, (b) the day following delivery to a nationally recognized overnight courier service with proof of delivery, or (c) three days after mailing by certified mail, postage prepaid with return receipt requested, in each case addressed to the parties as set forth below:

If to Consultant:	SSB Solutions 5685 N. Scottsdale Rd., Ste E-100 Scottsdale, AZ 85250 Attention: Jacque J. Sokolov, MD

If to MedCath:	MedCath Incorporated 10720 Sikes Place, Suite 300 Charlotte, North Carolina 28277 Attention: CEO
Any party may change the address for notice by notifying the other party, in writing, of the new address.
     7.9 Waiver of Breach. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     7.10 Survival. The covenants contained in Sections 5 and 6 shall survive any termination or expiration of this Agreement for any reason.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

MEDCATH INCORPORATED

By:	/s/ O. Edwin French

Name:	O. Edwin French

Title:	President and CEO

SSB SOLUTIONS

By:	/s/ Jacque J. Sokolov, M.D.
Jacque J. Sokolov, M.D.